Exhibit 5

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

August 30, 2013

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011

Re:	Rite Aid Corporation and the Subsidiary Guarantors
Listed on Schedules I & II Hereto
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Rite Aid Corporation, a Delaware corporation (the “Company”), in connection with the public offering of up to $810,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) to exchange the Exchange Notes for a like principal amount of the Company’s issued and outstanding 6.75% Senior Notes due 2021 (the “Original Notes”), under the Indenture, dated as of July 2, 2013 (the “Indenture”), by and among the Company, the Subsidiary Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), which provides for the guarantee of the Exchange Notes by certain subsidiaries of the Company (the “DE/NY Guarantors”) incorporated or formed pursuant to the laws of the State of Delaware or New York, and listed on Schedule I hereto (guarantees by the DE/NY Guarantors are referred to herein as the “DE/NY Guarantees”) and the guarantors listed on Schedule II hereto (the “Non-DE/NY Guarantors” and, together with the DE/NY Guarantors, the “Subsidiary Guarantors”) to the extent set forth in the Indenture (guarantees by the Non-DE/NY Guarantors are referred to herein as the “Non-DE/NY Guarantees” and, together with the DE/NY Guarantees, the “Subsidiary Guarantees”), and as contemplated by the Exchange and Registration Rights Agreement, dated as of July 2, 2013 (the “Registration Rights Agreement”), each by and among the Company, the Subsidiary Guarantors and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Registration Statement on Form S-4 relating to the Exchange Notes and the Subsidiary Guarantees filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)                                  an executed copy of the Registration Rights Agreement;

(iii)                               an executed copy of the Indenture;

(iv)                              an executed copy of a certificate of Marc A. Strassler, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(v)                                 a copy of the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of August 29, 2013, and certified pursuant to the Secretary’s Certificate;

(vi)                              a copy of the By-laws of the Company, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(vii)                           a copy of the certificate of incorporation, certificate of formation, statement of partnership existence, articles of organization or other formation document, as applicable, of each of the DE/NY Guarantors, certified pursuant to the Secretary’s Certificate;

(viii)                        a copy of the by-laws, limited liability company agreement, operating agreement, partnership agreement or other governing document, as applicable, in each case as amended and in effect on the date hereof, of each of the DE/NY Guarantors, certified pursuant to the Secretary’s Certificate;

(ix)                              copies of certain resolutions of the Board of Directors of the Company, adopted on June 2, 2013, and an action by written consent of the Pricing Committee of the Board of Directors of the Company, dated June 18, 2013, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters, certified pursuant to the Secretary’s Certificate;

(x)                                 copies of actions by written consent of the Board of Directors, Managers, or Partners of each of the DE/NY Guarantors, dated June 5, 2013, relating to the Exchange Offer, the Indenture, the Subsidiary Guarantees and related matters, certified pursuant to the Secretary’s Certificate;

(xi)                              the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and

(xii)                           the form of the Exchange Notes, included as an exhibit to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the DE/NY Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, and except as to Subsidiary Guarantors with respect to the Subsidiary Guarantees, the validity and binding effect on such parties. We have also assumed that each of the Company and the Subsidiary Guarantors has been duly organized and is validly existing in good standing under the laws of their respective jurisdiction of organization and that each of the Subsidiary Guarantors, other than the DE/NY Guarantors, has complied with all aspects of applicable laws of jurisdictions other than the United States of America, the State of Delaware and the State of New York in connection with the transactions contemplated by the Indenture, the Registration Rights Agreements, Exchange Notes and Subsidiary Guarantees to the extent a party thereto. We have also assumed that the terms of the Exchange Notes and the Subsidiary Guarantees have been established so as not to, and that the execution and delivery by the Company and the Subsidiary Guarantors of the Indenture, the Subsidiary Guarantees and Exchange Notes and the performance of their obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or the Subsidiary Guarantors or any of their properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements and instruments which are listed in Part II of the Registration Statement or as exhibits to the Company’s Annual Report on Form 10-K filed on April 23, 2013 or the Company’s Quarterly Report on Form 10-Q filed on July 5, 2013), (ii) any law, rule, or regulation to which the Company, the Subsidiary Guarantors or any of their properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.

We do not express any opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The opinion set forth below is subject to the following qualifications, further assumptions and limitations:

(a)                                 the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)                                 we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Exchange Notes or the Subsidiary Guarantees;

(c)                                  to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality;

(d)                                 we have assumed that the limited liability company agreement or limited partnership agreement, as applicable, of each DE/NY Guarantors that is a limited liability company or limited partnership is the only limited liability company agreement or partnership agreement, as applicable, as defined under the DLLCA or the DRULPA, as applicable, of such DE/NY Guarantor; and

(e)                                  in light of the decision in Official Comm. of Unsecured Creditors of Tousa, Inc. v. Citicorp N. Am., Inc. (In re Tousa, Inc.), 422 B.R. 783, 2009 Bankr. LEXIS 4355 (Bankr. S.D. Fla. 2009), we express no opinion as to the enforceability of the provisions contained in Section 1 of the Subsidiary Guarantees to the extent that such provisions limit the obligation of the Subsidiary Guarantors bound by such savings clause under such agreement or any right of contribution of any party with respect to such Guarantees.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Securities Act and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes and

Subsidiary Guarantees will constitute valid and binding obligations of the Company and each of the Subsidiary Guarantors, respectively, enforceable against the Company and each of the Subsidiary Guarantors, respectively, in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP